SOLICITATION VERSION

Exhibit 10

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE [DISTRICT OF DELAWARE / SOUTHERN DISTRICT OF

TEXAS - CORPUS CHRISTI DIVISION]1

)
In re:	)	Chapter 11
)
SOUTHCROSS HOLDINGS LP, et al.,[2]	)	Case No. 16-_____ (___)
)
Debtors.	)	(Joint Administration Requested)
)

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

James H.M. Sprayregen, P.C.

Anup Sathy, P.C. (pro hac vice admission pending)

Chad J. Husnick (pro hac vice admission pending)

Emily E. Geier (pro hac vice admission pending)

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

300 North LaSalle
Chicago, Illinois 60654
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200
Email:	james.sprayregen@kirkland.com
anup.sathy@kirkland.com
chad.husnick@kirkland.com
emily.geier@kirkland.com

Proposed Counsel to the Debtors and Debtors in Possession

Dated: March 21, 2016

[1]	The Debtors are still considering venue.
[2]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Southcross Holdings LP (7700); Frio LaSalle GP, LLC (9882); Frio LaSalle Pipeline, LP (9792); Southcross Holdings Borrower GP LLC (6790); Southcross Holdings Borrower LP (6880); Southcross Holdings GP LLC (2020); Southcross Holdings Guarantor GP LLC (6523); Southcross Holdings Guarantor LP (6622); TexStar Midstream GP, LLC (7001); TexStar Midstream Services, LP (7100); TexStar Midstream T/U GP, LLC (3754); and TexStar Midstream Utility, LP (3706). The location of the Debtors’ service address is: 1717 Main Street, Dallas, Texas, 75201.

E.	Insurance Policies.	27
F.	Nonoccurrence of Effective Date	27
G.	Reservation of Rights	27

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		28
A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date	28
B.	Rights and Powers of Distribution Agent	28
C.	Special Rules for Distributions to Holders of Disputed Claims and Interests	28
D.	Delivery of Distributions	29
E.	Claims Paid or Payable by Third Parties	30
F.	Setoffs	31
G.	Allocation Between Principal and Accrued Interest	31

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		32
A.	Disputed Claims Process	32
B.	Claims Administration Responsibilities	32
C.	Adjustment to Claims Without Objection	32
D.	No Interest	32
E.	Disallowance of Claims and Interests	32

ARTICLE VIII EFFECT OF CONFIRMATION OF THE PLAN		33
A.	Discharge of Claims and Termination of Interests	33
B.	Releases by the Debtors	33
C.	Releases by Holders of Claims and Interests	33
D.	Exculpation	34
E.	Injunction	34
F.	Protection Against Discriminatory Treatment	35
G.	Recoupment	35
H.	Document Retention	35
I.	Reimbursement or Contribution	35
J.	Release of Liens	35
K.	Indemnification of Holders of Holdings Interests	35

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		36
A.	Conditions Precedent to the Effective Date	36
B.	Waiver of Conditions Precedent	37
C.	Effect of Non-Occurrence of Conditions to Consummation	37

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		38
A.	Modification of Plan	38
B.	Effect of Confirmation on Modifications	38
C.	Withdrawal of Plan	38

ARTICLE XI RETENTION OF JURISDICTION		38

ARTICLE XII MISCELLANEOUS PROVISIONS		40
A.	Immediate Binding Effect	40
B.	Additional Documents	40
C.	Payment of Statutory Fees	40
D.	Reservation of Rights	40
E.	Successors and Assigns	40
F.	Service of Documents	40
G.	Term of Injunctions or Stays	41
H.	Entire Agreement	41
I.	Plan Supplement Exhibits	41
J.	Non-Severability	41

iii

K.	Votes Solicited in Good Faith	42
L.	Closing of Chapter 11 Cases	42
M.	Waiver or Estoppel	42

iv

INTRODUCTION

Southcross Holdings LP and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases jointly propose this Plan. Capitalized terms used in the Plan shall have the meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors seek to consummate the Transaction on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Transaction, and certain related matters.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “2015 Letter” means that certain letter, dated as of August 13, 2015, issued to Holdings and the MLP sent by EIG BBTS Holdings LLC, TW BBTS Aggregator LP, and Southcross Energy, LLC, each in their capacities as holders of Holdings Interests.

2. “Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

3. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

4. “Advisor Directors” means each individual appointed as an Advisor Director as set forth in the Amendment No. 1 to the Holdings GP LLCA.

5. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

6. “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

7. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

8. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

9. “Bankruptcy Court” means the United States Bankruptcy Court for the [District of Delaware/Southern District of Texas - Corpus Christi Division] or such other court having jurisdiction over the Chapter 11 Cases.

10. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

11. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

12. “Capital Equity Investment” means the cash capital contributions by the Supporting Common Interest Holders to Reorganized Holdco described in Article IV.C of the Plan.

13. “Capital Equity Recovery” means 33.33% of the Reorganized Holdco Interests issued on the Effective Date, subject to Pro Rata dilution on account of the Management Incentive Plan.

14. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

15. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

16. “Certificate” means any instrument evidencing a Claim or an Interest.

17. “Chapter 11 Cases” means the procedurally consolidated Chapter 11 Cases pending for the Debtors in the Bankruptcy Court.

18. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

19. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

20. “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

21. “Commitment Letter” means that certain letter to Holdings from the Commitment Parties memorializing the Equity Investment, dated as of March 21, 2016.

22. “Commitment Parties” means the Supporting Common Interest Holders, in their capacities as the providers of the Equity Investment.

23. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

24. “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

2

25. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement, which order shall be in form and substance acceptable to the Debtors, the Supporting Common Interest Holders, and the Required Consenting Term Lenders (and (a) acceptable to the Required Consenting Revolving Lenders solely with respect to provisions relating to their treatment or rights; and (b) reasonably acceptable to the Supporting Class B Interest Holders solely with respect to (i) their treatment under Article III.B.9 of the Plan and (ii) any action that affects the releases granted under Article VIII of the Plan in a way that would render the releases granted to any Released Party affiliated with the Supporting Class B Interest Holders not commensurate with those granted to the other Released Parties).

26. “Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

27. “Consenting Creditors” means, collectively, the Consenting Term Lenders and the Consenting Revolving Lenders.

28. “Consenting Revolving Lenders” means the Revolving Lenders that are party to the RSA.

29. “Consenting Term Lenders” means the Term Lenders that are party to the RSA.

30. “Consummation” means the occurrence of the Effective Date.

31. “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

32. “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

33. “Debtor Intercompany Claim” means any Claim held by a Debtor against another Debtor.

34. “Debtors” means, collectively, Holdings GP, Holdings, Holdings Borrower, Southcross Holdings Guarantor GP LLC, Southcross Holdings Guarantor LP, Southcross Holdings Borrower GP LLC, TexStar Midstream GP LLC, TexStar Midstream Services LP, TexStar Midstream T/U GP, LLC, TexStar Midstream Utility, LP, Frio LaSalle Pipeline, LP, and Frio LaSalle GP, LLC.

35. “DIP Equity Recovery” means 33.33% of the Reorganized Holdco Interests issued on the Effective Date, subject to Pro Rata dilution on account of the Management Incentive Plan.

36. “DIP Facility Agent” means that certain administrative agent under the DIP Facility Loan Agreement.

37. “DIP Facility Claims” means any Claim held by the DIP Facility Lenders or the DIP Facility Agent arising under or related to the DIP Facility Loan Agreement or the DIP Facility Order, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Facility Loan Agreement.

38. “DIP Facility Lenders” means the Supporting Common Interest Holders, in their capacity as lenders party to the DIP Facility Loan Agreement.

39. “DIP Facility Loan Agreement” means that certain debtor-in-possession credit agreement by and among the Holdings Borrower, the guarantors party thereto, the DIP Facility Agent, and the DIP Facility Lenders as approved by the DIP Facility Order, which shall be substantially in the form attached as an exhibit to the RSA and otherwise in form and substance reasonably acceptable to the DIP Facility Lenders, the Required Consenting Term Lenders, and the Required Consenting Revolving Lenders.

40. “DIP Facility Order” means, collectively, the interim and final orders entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility Loan Agreement and access the DIP Facility, which shall be in form and substance acceptable to the DIP Facility Lenders, the Debtors, the Required Consenting Term Lenders, and the Required Consenting Revolving Lenders.

3

41. “DIP Facility” means that certain $85 million multiple draw non-amortizing senior secured term loan debtor-in-possession credit facility under the DIP Facility Loan Agreement.

42. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

43. “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

44. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

45. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan.

46. “Drop-Down Transaction” means those certain transactions pursuant to that certain Purchase, Sale and Contribution Agreement, dated as of May 7, 2015, by and among certain of the Debtors, as sellers, and certain of the MLP Entities, as purchasers.

47. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

48. “EIG” means one or more investment funds or accounts managed or advised by EIG Management Company, LLC or its affiliates.

49. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

50. “Equity Investment” means the $170 million total equity investment commitment provided by the Commitment Parties pursuant to the terms of the Commitment Letter, RSA, DIP Facility Loan Agreement, and the Plan, which amount includes the DIP Facility and the Capital Equity Investment.

51. “Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code and includes, for the avoidance of doubt, membership interests, the Holdings Interests, and the Holdings Class B Interests.

52. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

53. “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; and (c) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors (including the Advisor Directors), managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including the attorneys and other professionals to the Advisor Directors), each in their capacity as such.

54. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

55. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

4

56. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

57. “General Unsecured Claim” means any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Term Loan Facility Claim, a Revolving Facility Claim, a DIP Facility Claim, or a Section 510(b) Claim.

58. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

59. “Holdings Borrower” means Southcross Holdings Borrower LP, a Delaware limited partnership.

60. “Holdings Class A Interests” means Holdings’ outstanding Class A Units, as defined in the Holdings LPA.

61. “Holdings Class B Interests” means all Mandatorily Redeemable Class B Units issued by Holdings pursuant to that certain Unit Purchase Agreement, dated as of November 4, 2014.

62. “Holdings Credit Agreement Agent” means UBS AG, Stamford Branch, in its capacity as administrative and collateral agent pursuant to the Holdings Credit Agreement Documents, and as Arranger (as defined in the Holdings Credit Agreement), and its successors, assigns, or any replacement agent appointed pursuant to the terms of the Holdings Credit Agreement.

63. “Holdings Credit Agreement Documents” means, collectively, the Holdings Credit Agreement, each other Loan Document (as defined in the Holdings Credit Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

64. “Holdings Credit Agreement” means that certain Credit Agreement dated as of August 4, 2014, by and among Southcross Holdings Guarantor LP, Southcross Holdings Borrower GP LLC, Holdings Borrower, the guarantors party thereto, the lenders party thereto, and UBS AG, Stamford Branch, as administrative and collateral agent.

65. “Holdings GP Interests” means Holdings GP’s outstanding membership Interests, as set forth in the Holdings GP LLCA.

66. “Holdings GP LLCA” means that certain Second Amended and Restated Limited Liability Company Agreement of Southcross Holdings GP LLC dated as of November 21, 2014, as amended by that certain Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of Southcross Holdings GP LLC dated as of January 19, 2016.

67. “Holdings GP” means Southcross Holdings GP LLC, a Delaware limited liability company and Holdings’ general partner.

68. “Holdings Interests” means, collectively, the Holdings GP Interests and Holdings Class A Interests.

69. “Holdings LPA” means that certain Second Amended and Restated Agreement of Limited Partnership of Southcross Holdings LP dated as of November 21, 2014.

70. “Holdings” means Southcross Holdings LP, a Delaware limited partnership.

5

71. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

72. “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

73. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

74. “Intercompany Contract” means a contract between or among two or more Debtors or a contract between or among one or more Debtors and one or more of its Affiliates.

75. “Intercompany Interest” means an Interest held by a Debtor or an Affiliate of a Debtor.

76. “Interest” means any Equity Security in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

77. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

78. “Management Incentive Plan” means that certain post-Effective Date management incentive plan that shall provide for 6.6% of the Reorganized Holdco Interests, on a fully diluted basis, to be reserved for issuance to management of the Reorganized Debtors after the Effective Date at the discretion of the Reorganized Holdco Board and substantially on the terms set forth in the RSA.

79. “Merger” means those certain transactions on or around August 4, 2015, by and among the predecessors-in-interest to the Debtors and the MLP Entities, effectuating a merger of such entities.

80. “MLP Board” means the MLP’s board of directors.

81. “MLP Credit Agreement Documents” means, collectively, the MLP Credit Agreements, each other Loan Document (as defined in the MLP Revolving Credit Agreement and MLP Term Loan Credit Agreement, respectively), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

82. “MLP Credit Agreements” means, collectively, the MLP Revolving Credit Agreement and the MLP Term Loan Credit Agreement.

83. “MLP Credit Facilities Claim” means any Claim arising under, derived from, or based upon the MLP Credit Facilities.

84. “MLP Credit Facilities” means those certain senior secured revolving and term loan credit facilities under the MLP Credit Agreements.

85. “MLP Entities” means, collectively, the MLP GP, the MLP, and the MLP’s direct and indirect subsidiaries.

86. “MLP GP” means Southcross Energy Partners GP, LLC, a Delaware limited liability partnership and the MLP’s general partner.

87. “MLP Lenders” means each Lender, as defined in the MLP Revolving Credit Agreement and MLP Term Loan Credit Agreement, respectively, that is a party to the MLP Credit Agreements.

6

88. “MLP Organizational Documents” means, as applicable, the charters, bylaws, operating agreements, or other organization documents of, collectively, the MLP GP and the MLP.

89. “MLP PIK Notes” means those certain Senior Unsecured PIK Notes, dated as of January 7, 2016, issued by the MLP Entities to the Supporting Common Interest Holders in the original aggregate principal amount of $14 million.

90. “MLP Revolving Credit Agreement” means that certain Third Amended and Restated Revolving Credit Agreement dated as of August 4, 2014, by and among Southcross Energy Partners, L.P., the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent.

91. “MLP Term Loan Credit Agreement” means that certain Term Loan Credit Agreement dated as of August 4, 2014, by and among Southcross Energy Partners, L.P., the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent.

92. “MLP” means Southcross Energy Partners, L.P., a publicly traded Delaware limited partnership. The MLP’s common units trade on the NYSE under the symbol “SXE.”

93. “New Term Loan A Facility” means that certain first-out term loan and letter of credit facility in an aggregate principal amount of $50 million issued pursuant to the New Term Loan Agreement.

94. “New Term Loan A Lenders” means the Revolving Lenders, in their capacities as lenders under the New Term Loan A Facility.

95. “New Term Loan Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent under the New Term Loan Agreement.

96. “New Term Loan Agreement Documents” means, collectively, the New Term Loan Agreement, each other Loan Document (as defined in the New Term Loan Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be in form and substance acceptable to the Debtors, the Required Consenting Term Lenders, and the Required Consenting Revolving Lenders and reasonably acceptable to the Supporting Common Interest Holders.

97. “New Term Loan Agreement” means that certain term loan credit agreement, dated as of the Effective Date, by and among the Reorganized Debtors, the New Term Loan Agent, the New Term Loan A Lenders, and the New Term Loan B Lenders, which shall contain terms consistent in all respects with the term sheet attached as an exhibit to the RSA and otherwise be in form and substance acceptable to the Debtors, the Required Consenting Term Lenders, and the Required Consenting Revolving Lenders and reasonably acceptable to the Supporting Common Interest Holders.

98. “New Term Loan B Facility” means that certain last-out term loan facility in an aggregate principal amount of $75 million issued pursuant to the New Term Loan Agreement.

99. “New Term Loan B Lenders” means certain of the Term Lenders, in their capacity as lenders under the New Term Loan B Facility.

100. “New Unsecured Noteholders” means the Supporting Common Interest Holders, in their capacity as holders of the New Unsecured Notes.

101. “New Unsecured Notes Documents” means, collectively, the New Unsecured Notes Indenture, and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and intercreditor agreements).

7

102. “New Unsecured Notes Indenture Trustee” means that certain indenture trustee under the New Unsecured Notes Indenture.

103. “New Unsecured Notes Indenture” means that certain indenture, dated as of the Effective Date, by and among the Reorganized Debtors, the New Unsecured Notes Indenture Trustee, and the New Unsecured Noteholders, which shall contain terms consistent in all respects with the term sheet attached as an exhibit to the RSA and otherwise be in form and substance acceptable to the Debtors, the Supporting Common Interest Holders, and the Required Consenting Term Lenders.

104. “New Unsecured Notes” means those certain unsecured notes in an aggregate principal amount of $8 million to be issued pursuant to the New Unsecured Notes Indenture.

105. “Non-Debtor Intercompany Claim” means any Claim held by a non-Debtor affiliate of the Debtors against a Debtor.

106. “NYSE” means the New York Stock Exchange.

107. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

108. “Other Secured Claim” means any Secured Claim other than the following: (a) a Revolving Facility Claim; (b) a Term Loan Facility Claim; or (c) a DIP Facility Claim. For the avoidance of doubt, “Other Secured Claims” includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

109. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

110. “Petition Date” means the date on which the Chapter 11 Cases were commenced.

111. “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than 7 days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth on the exhibits attached hereto, where applicable, and, without limiting any other definition contained in this Article I.A or other provision of the Plan, shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Supporting Common Interest Holders and the Required Consenting Term Lenders (and (a) reasonably acceptable to the Required Consenting Revolving Lenders solely with respect to provisions relating to their treatment or rights; and (b) reasonably acceptable to the Supporting Class B Interest Holders solely with respect to (i) their treatment under Article III.B.9 of the Plan, (ii) any action that affects the releases granted under Article VIII of the Plan in a way that would render the releases granted to any Released Party affiliated with the Supporting Class B Interest Holders not commensurate with those granted to the other Released Parties, and (iii) any consent, observation or approval rights of the Supporting Class B Interest Holders set forth in Articles III.H, IX.A.1, X.A and XII.J of the Plan).

112. “Plan” means this chapter 11 plan, including the Plan Supplement and all exhibits, supplements, appendices, and schedules, which plan shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Supporting Common Interest Holders and Required Consenting Term Lenders (and (a) reasonably acceptable to the Required Consenting Revolving Lenders solely with respect to provisions relating to their treatment or rights; and (b) reasonably acceptable to the Supporting Class B Interest Holders solely with respect to (i) their treatment under Article III.B.9 of the Plan, (ii) any action that affects the releases granted under Article VIII of the Plan in a way that would render the releases granted to any Released Party affiliated with the Supporting Class B Interest Holders not commensurate with those granted to the other Released Parties, and (iii) any consent, observation or approval rights of the Supporting Class B Interest Holders set forth in Articles III.H, IX.A.1, X.A and XII.J of the Plan).

8

113. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

114. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

115. “Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

116. “Professional Fee Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C of the Plan.

117. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

118. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

119. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

120. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

121. “Released Party” means collectively, and in each case in its capacity as such: (a) the Consenting Creditors; (b) the Supporting Interest Holders; (c) the DIP Facility Lenders; (d) the Holdings Credit Agreement Agent; (e) the Term Lenders; (f) the Revolving Lenders; (g) the DIP Facility Agent; (h) the holders of Holdings GP Interests; (i) the holders of Holdings Class A Interests; (j) the holders of Holdings Class B Interests; (k) the Commitment Parties; and (l) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (k), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors (including the Advisor Directors), managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including the attorneys and other professionals to the Advisor Directors); provided, however, that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

122. “Releasing Parties” means, collectively, (a) the Consenting Creditors; (b) the Supporting Interest Holders; (c) the DIP Facility Lenders; (d) the Holdings Credit Agreement Agent; (e) the Term Lenders; (f) the Revolving Lenders; (g) the DIP Facility Agent; (h) the holders of Holdings GP Interests; (i) the holders of Holdings Class A Interests; (j) the holders of Holdings Class B Interests; (k) the Commitment Parties; (l) all holders of Claims or Interests that vote to accept the Plan; (m) all holders of Claims or Interests that abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) all holders of Claims or Interests that vote to reject the Plan and who do not opt out of the releases provided by the Plan; (o) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (n), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors (including

9

the Advisor Directors), managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including the attorneys and other professionals to the Advisor Directors), each in their capacity as such collectively; and (p) all holders of Claims and Interests, solely with respect to releases of all holders of Holdings Interests, and their current and former Affiliates, and such Entities’ and their Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

123. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

124. “Reorganized Holdco Board” means Reorganized Holdco’s initial board of directors.

125. “Reorganized Holdco Interests” means the common equity interests in Reorganized Holdco.

126. “Reorganized Holdco Organizational Documents” means, as applicable, the charters, bylaws, operating agreements, or other organization documents of Reorganized Holdco each in form and substance acceptable to the Debtors, the Supporting Common Interest Holders, Required Consenting Term Lenders, and (to the extent adverse in any material respect to the interests of the Required Consenting Revolving Lenders) the Required Consenting Revolving Lenders, it being expressly agreed and understood that all of the provisions of the organizational documents (i) described in the RSA and (ii) in effect as of the date hereof, are acceptable to the Consenting Revolving Lenders.

127. “Reorganized Holdco” means, collectively, Reorganized Holdings and Reorganized Holdings GP.

128. “Reorganized Holdings GP” means Holdings GP, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

129. “Reorganized Holdings” means Holdings, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

130. “Required Consenting Creditors” means the Consenting Creditors who hold, in the aggregate, at least 50.1% of the principal amount of the total outstanding loans under the Holdings Credit Agreement held by all Consenting Creditors as of such date the Required Consenting Creditors make a determination in accordance with the RSA or the Plan.

131. “Required Consenting Revolving Lenders” means Consenting Revolving Lenders who hold, in the aggregate, at least 50.1% of the principal amount of the total outstanding loans under the Revolving Facility held by all Consenting Revolving Lenders as of such date the Required Consenting Revolving Lenders make a determination in accordance with the RSA or the Plan; provided, however that at any time there are two or more Consenting Revolving Lenders who are not affiliates of one another, “Required Consenting Revolving Lenders” shall in no event mean fewer than two such Consenting Revolving Lenders who are not affiliates of one another.

132. “Required Consenting Term Lenders” means Consenting Term Lenders who hold, in the aggregate, at least 50.1% of the principal amount of the total outstanding loans under the Term Loan Facility held by all Consenting Term Lenders as of such date the Required Consenting Term Lenders make a determination in accordance with the RSA or the Plan.

133. “Restructuring Transactions” means the transactions described in Article IV.Q of the Plan.

10

134. “Revolving Facility Claim” means any Claim arising under, derived from, or based upon the Revolving Facility, together with all existing letters of credit thereunder.

135. “Revolving Facility” means the Revolving Loan, as defined in the Holdings Credit Agreement.

136. “Revolving Lenders” means each Revolving Lender or Issuing Bank, each as defined in the Holdings Credit Agreement.

137. “RSA” means that certain Restructuring Support and Lock-Up Agreement, dated as of March 21, 2016, by and among the Debtors, the Supporting Interest Holders, Southcross Energy, LLC, and the Consenting Creditors, including all exhibits and attachments thereto.

138. “Section 510(b) Claim” means any Claim arising from: (a) rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors; (b) purchase or sale of such a security; or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

139. “Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

140. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

141. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

142. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

143. “Servicer” means an agent or other authorized representative of holders of Claims or Interests.

144. “Solicitation Agent” means Epiq Bankruptcy Solutions, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

145. “Supporting Class B Interest Holders” means, collectively, the holders of the Holdings Class B Interests.

146. “Supporting Common Interest Holders” means, collectively, EIG and Tailwater, in their capacities as holders of (a) 70.4% of the outstanding Holdings GP Interests and (b) 69.4 % of the outstanding Holdings Class A Interests.

147. “Supporting Interest Holders” means, collectively, the Supporting Common Interest Holders and the Supporting Class B Interest Holders.

148. “Tailwater” means one or more investment funds or accounts managed or advised by Tailwater Capital LLC or its affiliates.

149. “Term Lender” means each Term Loan Lender, as defined in the Holdings Credit Agreement.

150. “Term Loan Equity Recovery” means 33.34% of the Reorganized Holdco Interests issued on the Effective Date, subject to Pro Rata dilution on account of the Management Incentive Plan.

151. “Term Loan Facility Claim” means any Claim arising under, derived from, or based upon the Term Loan Facility.

11

152. “Term Loan Facility” means the Term Loans, as defined in the Holdings Credit Agreement.

153. “Transaction” means the Debtors’ recapitalization and restructuring.

154. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

155. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

156. “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

B.	Rules of Interpretation

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (l) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

12

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan, the RSA, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, in consultation with the Supporting Common Interest Holders and Required Consenting Term Lenders, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Facility Claims

Subject to the terms, conditions, and priorities set forth in the DIP Facility Order, the DIP Facility Claims shall be deemed to be Allowed in the full amount due and owing under the DIP Facility as of the Effective Date. In full satisfaction of and in exchange for each DIP Facility Claim, each holder of a DIP Facility Claim shall receive its Pro Rata share of the DIP Equity Recovery. Such treatment shall render each DIP Facility Claim satisfied in full on

13

the Effective Date, consistent with the terms of the DIP Facility Loan Agreement and the RSA. For the avoidance of doubt: (a) any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Facility Loan Agreement shall be satisfied in full upon the receipt of the DIP Equity Recovery by the holders of the DIP Facility Claims pursuant to this Article II.B; and (b) the accrual and satisfaction of such fees and interest shall not reduce in any way the Supporting Common Interest Holders’ obligations to fund the full amount of the Capital Equity Investment pursuant to the RSA and Article IV.C of the Plan.

C.	Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims have been paid will be turned over to Reorganized Holdco.

From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

14

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

3	Revolving Facility Claims	Impaired	Entitled to Vote

4	Term Loan Facility Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

6	Debtor Intercompany Claims	Unimpaired/	Not Entitled to Vote
		Impaired	(Deemed to Accept or Reject)

7	Non-Debtor Intercompany Claims	Unimpaired/	Not Entitled to Vote
		Impaired	(Deemed to Accept or Reject)

8	Interests in Debtors other than Holdings	Unimpaired/	Not Entitled to Vote
	GP and Holdings	Impaired	(Deemed to Accept or Reject)

9	Holdings Class B Interests	Impaired	Entitled to Vote

10	Holdings Interests	Impaired	Not Entitled to Vote
(Deemed to Reject)

11	Section 510(b) Claims	Impaired	Not Entitled to Vote
(Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by: (a) the Debtors; (b) the holder of such Allowed Claim or Allowed Interest, as applicable; (c) the Supporting Common Interest Holders; and (d) the Required Consenting Term Lenders. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Class 1 Claim shall receive as determined by the Debtors or the Reorganized Debtors, as applicable, with the consent (such consent not to be unreasonably withheld) of the Supporting Common Interest Holders and the Required Consenting Term Lenders:

(i)	payment in full in Cash of its Allowed Class 1 Claim;

(ii)	the collateral securing its Allowed Class 1 Claim;

(iii)	Reinstatement of its Allowed Class 1 Claim; or

15

(iv)	such other treatment rendering its Allowed Class 1 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Class 2 Claim shall receive Cash in an amount equal to such Allowed Class 2 Claim.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 2 Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — Revolving Facility Claims

(a)	Classification: Class 3 consists of any Revolving Facility Claims.

(b)	Allowance: On the Effective Date, Class 3 Claims shall be Allowed in the aggregate principal amount of $50,000,000, plus any accrued but unpaid interest thereon payable at the applicable default interest rate in accordance with the terms and conditions applicable to the Revolving Facility under the Holdings Credit Agreement.

(c)	Treatment: Each holder of an Allowed Class 3 Claim shall receive its Pro Rata share of:

(i)	the loans arising under the New Term Loan A Facility; and

(ii)	Cash in an amount equal to any accrued but unpaid interest on the aggregate principal amount of Class 3 Claims payable at the applicable default interest rate in accordance with the terms and conditions applicable to the Revolving Facility under the Holdings Credit Agreement.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed Class 3 Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 — Term Loan Facility Claims

(a)	Classification: Class 4 consists of all Term Loan Facility Claims.

(b)	Allowance: On the Effective Date, Class 4 Claims shall be Allowed in the aggregate principal amount of $566,375,000, plus any accrued but unpaid interest thereon payable at the applicable non-default interest rate in accordance with the terms and conditions applicable to the Term Loan Facility under the Holdings Credit Agreement.

(c)	Treatment: Each holder of an Allowed Class 4 Claim shall receive its Pro Rata share of:

(i)	the loans arising under the New Term Loan B Facility; and

(ii)	the Term Loan Equity Recovery.

16

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — General Unsecured Claims

(a)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Class 5 Claim shall receive Cash in an amount equal to such Allowed Class 5 Claim on the later of: (a) the Effective Date; or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 5 Claim.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed Class 5 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 5 Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 — Debtor Intercompany Claims

(a)	Classification: Class 6 consists of any Debtor Intercompany Claims.

(b)	Treatment: Each Allowed Class 6 Claim shall be, at the option of the Debtors, with the consent (such consent not to be unreasonably withheld) of the Supporting Common Interest Holders and the Required Consenting Term Lenders, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims.

(c)	Voting: Holders of Allowed Class 6 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Class 6 Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Non-Debtor Intercompany Claims

(a)	Classification: Class 7 consists of any Non-Debtor Intercompany Claims.

(b)	Treatment: Each Allowed Class 7 Claim shall be, at the option of the Debtors, with the consent (such consent not to be unreasonably withheld) of the Supporting Common Interest Holders and the Required Consenting Term Lenders, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims;

provided, however, that Non-Debtor Intercompany Claims held by any of the MLP Entities shall be Reinstated, to the extent not paid by the Debtors during the Chapter 11 Cases prior to the Effective Date.

(c)	Voting: Holders of Allowed Class 7 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Class 7 Claims are not entitled to vote to accept or reject the Plan.

17

8.	Class 8 — Interests in Debtors other than Holdings GP and Holdings

(a)	Classification: Class 8 consists of Interests in Debtors other than Holdings GP and Holdings.

(b)	Treatment: Class 8 Interests shall be, at the option of the Debtors, with the consent (such consent not to be unreasonably withheld) of the Supporting Common Interest Holders and the Required Consenting Term Lenders, either:

(i)	Reinstated; or

(ii)	canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 8 Interests will not receive any distribution on account of such Class 8 Interests.

(c)	Voting: Holders of Class 8 Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 8 Interests are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Holdings Class B Interests

(a)	Classification: Class 9 consists of the Holdings Class B Interests.

(b)	Treatment: Each holder of Allowed Holdings Class B Interests shall receive its Pro Rata share of $100,000.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Holdings Class B Interests are entitled to vote to accept or reject the Plan.

10.	Class 10 — Holdings Interests

(a)	Classification: Class 10 consists of the Holdings Interests.

(b)	Treatment: Class 10 Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 10 Interests will not receive any distribution on account of such Class 10 Interests.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Class 10 Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

11.	Class 11 — Section 510(b) Claims

(a)	Classification: Class 11 consists of any Section 510(b) Claims against any Debtor.

(b)	Allowance: Notwithstanding anything to the contrary herein, a Class 11 Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any valid Class 11 Claim and believe that no such Class 11 Claim exists.

(c)	Treatment: Allowed Class 11 Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and holders of Allowed Section 510(b) Claims shall not receive any distribution on account of such Allowed Section 510(b) Claims.

18

(d)	Voting: Class 11 is Impaired. Holders (if any) of Allowed Class 11 Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders (if any) of Allowed Class 12 Claims are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the holders of such Claims or Interests in such Class.

F.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of Reorganized Holdco Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

G.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

H.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors, with the consent of the Supporting Common Interest Holders and Required Consenting Term Lenders (and (a) the consent of the Required Consenting Revolving Lenders solely with respect to provisions relating to their treatment or rights; and (b) the consent of the Supporting Class B Interest holders solely with respect to (i) their treatment under Article III.B.9 of the Plan, (ii) any action that affects the releases granted under Article VIII of the Plan in a way that would render the releases granted to any Released Party affiliated with the Supporting Class B Interest Holders not commensurate with those granted to the other Released Parties, and (iii) any consent, observation or approval rights of the Supporting Class B Interest Holders set forth in Articles III.H, IX.A.1, X.A and XII.J of the Plan), reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

19

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness. Subject to Article VI of the Plan, all distributions made to holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

B.	Sources of Consideration for Plan Distributions

1.	Cash on Hand

The Reorganized Debtors shall use Cash on hand to fund distributions to certain holders of Claims.

2.	Issuance and Distribution of the Reorganized Holdco Interests

All existing Interests in Holdings and Holdings GP shall be cancelled as of the Effective Date and Reorganized Holdco shall issue the Reorganized Holdco Interests to Entities entitled to receive the Reorganized Holdco Interests pursuant to the Plan. The issuance of the Reorganized Holdco Interests, including Interests, if any, reserved under the Management Incentive Plan, shall be authorized without the need for any further corporate action and without any further action by the holders of Claims or Interests or the Debtors or the Reorganized Debtors, as applicable. The Reorganized Holdco Organizational Documents shall authorize the issuance and distribution on the Effective Date of the Reorganized Holdco Interests to the Distribution Agent for the benefit of Entities entitled to receive the Reorganized Holdco Interests pursuant to the Plan. All of the Reorganized Holdco Interests issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the Reorganized Holdco Interests under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

3.	The New Term Loan Facility

(a)	The New Term Loan A Facility

The Reorganized Debtors shall enter into the New Term Loan A Facility on the Effective Date, on terms set forth in the New Term Loan Agreement Documents. The New Term Loan A Facility shall be a $50 million secured term loan facility comprised of: (a) an aggregate principal amount of $47,850,000 of first-out term loans; and (b) a new first lien senior secured letter of credit facility with a commitment of $2.15 million. The terms of the New Term Loan A Facility shall be consistent with the RSA and the documentation for the New Term Loan A Facility shall be included in the Plan Supplement and acceptable to the Debtors and the Required Consenting Revolving Lenders and reasonably acceptable to the Required Consenting Term Lenders and the Supporting Common Interest Holders.

20

Confirmation shall be deemed approval of the New Term Loan A Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Term Loan A Facility, including the New Term Loan Agreement Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate the New Term Loan A Facility.

(b)	The New Term B Loan Facility

The Reorganized Debtors shall enter into the New Term Loan B Facility on the Effective Date, on terms set forth in the New Term Loan Agreement Documents. The New Term Loan B Facility shall be a $75 million secured term loan facility. The terms of the New Term Loan B Facility shall be in accordance with the RSA and the documentation for the New Term Loan B Facility shall be included in the Plan Supplement and otherwise acceptable to the Debtors and the Required Consenting Term Lenders and reasonably acceptable to the Required Consenting Revolving Lenders and the Supporting Common Interest Holders.

Confirmation shall be deemed approval of the New Term Loan B Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Term Loan B Facility, including the New Term Loan Agreement Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate the New Term Loan B Facility.

4.	The New Unsecured Notes

The Reorganized Debtors shall issue the New Unsecured Notes on the Effective Date, on terms set forth in the New Unsecured Notes Documents. The New Unsecured Notes shall be in the aggregate principal amount $8 million. The documentation for the New Unsecured Notes shall be included in the Plan Supplement and otherwise acceptable to the Debtors and reasonably acceptable to the Required Consenting Term Lenders and the Supporting Common Interest Holders (and solely with respect to terms affecting their treatment or rights, reasonably acceptable to the Required Consenting Revolving Lenders).

Confirmation shall be deemed approval of the New Unsecured Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to issue the New Unsecured Notes, including the New Unsecured Notes Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate the New Unsecured Notes.

C.	The Capital Equity Investment

On the Effective Date, the Supporting Common Interest Holders shall make the following capital contributions to Reorganized Holdco: (a) EIG shall contribute an amount in cash equal to $85 million less its Pro Rata portion of any obligations then outstanding under the DIP Facility; and (b) Tailwater shall contribute an amount in cash equal to $85 million less its Pro Rata portion of any obligations then outstanding under the DIP Facility. In return, each Supporting Common Interest Holder shall receive: (a) its Pro Rata share of the Capital Equity Recovery; and (b) its Pro Rata share of the New Unsecured Notes. For the avoidance of doubt: (a) such recovery shall be in addition to the Supporting Common Interest Holders’ recovery pursuant to Article II.B of the Plan on account of their DIP Facility Claims; and (b) the accrual and satisfaction of any fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Facility Loan Agreement pursuant to Article II.B of the Plan shall not reduce in any way the Supporting Common Interest Holders’ obligations under the RSA and this Article IV.C to fund the full amount of the Capital Equity Investment.

21

D.	Non-Debtor Intercompany Claims

All Non-Debtor Intercompany Claims, Intercompany Contracts, and other pre-Petition Date intercompany agreements and arrangements by and among one or more of the Debtors, on the one hand, and one or more of the MLP Entities, on the other hand, shall be assumed and the Debtors or Reorganized Debtors, as applicable, shall continue such intercompany arrangements in the ordinary course of business, including the payment of prepetition amounts related thereto and the funding of any equity cures.

E.	Professional Fees and Expenses

On the Effective Date, the Debtors shall pay in Cash all accrued and unpaid reasonable and documented fees and expenses of the Supporting Common Interest Holders, in their capacities as such and as the DIP Facility Lenders, and the Consenting Creditors (including legal and financial and any other special advisors retained by the Consenting Creditors or Supporting Common Interest Holders either before or during the Chapter 11 Cases).

F.	Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities, including the Reorganized Holdco Interests, pursuant to the Plan will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code or any other available exemption from registration under the Securities Act, as applicable. Pursuant to section 1145 of the Bankruptcy Code, the Reorganized Holdco Interests issued under the Plan will be freely transferable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; and (b) any other applicable regulatory approval.

G.	Corporate Existence

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions), each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

22

I.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, Certificates, and other documents evidencing Claims or Interests, including, for the avoidance of doubt, the 2015 Letter, shall be cancelled and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing holders of Allowed Claims to receive distributions under the Plan and (b) allowing and preserving the rights of the Holdings Credit Agreement Agent and any Servicer, as applicable, to make distributions on account of Allowed Claims as provided herein.

J.	Reorganized Holdco Organizational Documents

On the Effective Date, the Debtors shall enter into new formation, organizational, and constituent documents (including those formation, organizational, and constituent documents relating to limited partnerships and limited liability companies) as may be necessary to effectuate the transactions contemplated by the Plan and the RSA and shall be in form and substance acceptable to the Debtors, the Supporting Common Interest Holders, the Required Consenting Term Lenders, and (to the extent adverse in any material respect to the interests of the Required Consenting Revolving Lenders) the Required Consenting Revolving Lenders, it being expressly agreed and understood that all of the provisions of the organizational documents (i) described in the RSA and (ii) in effect as of the date hereof, are acceptable to the Consenting Revolving Lenders. The Debtors’ respective formation, organizational, and constituent documents (including those formation, organizational, and constituent documents relating to limited partnerships and limited liability companies) shall be amended as may be required to be consistent with the provisions of the Plan, the RSA, and the Bankruptcy Code. The Reorganized Holdco Organizational Documents shall be included as exhibits to the Plan Supplement and shall, among other things: (a) be consistent with the terms of the RSA; (b) be in form and substance acceptable to the Debtors, the Supporting Common Interest Holders, the Required Consenting Term Lenders, and (to the extent adverse in any material respect to the interests of the Required Consenting Revolving Lenders) the Required Consenting Revolving Lenders, it being expressly agreed and understood that all of the provisions of the organizational documents (i) described in the RSA and (ii) in effect as of the date hereof, are acceptable to the Consenting Revolving Lenders; (c) authorize the issuance of the Reorganized Holdco Interests; and (d) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting Equity Securities. After the Effective Date, each Reorganized Debtor may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

K.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the RSA, the New Term Loan Agreement Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

L.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transaction; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the New Term Loan B Facility and the New Term Loan A Facility; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any

23

transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

M.	Directors and Officers

The members of the Reorganized Holdco Board and the officers, directors, and/or managers of each of the Reorganized Debtors will be identified in the Plan Supplement. The members of Holdings GP’s board of directors are deemed to have resigned as of the Effective Date. On the Effective Date, the Reorganized Holdco Board will consist of 6 members. The Members of the Reorganized Holdco Board shall be appointed by the Supporting Common Interest Holders and the Consenting Term Lenders in accordance with the terms of the RSA and the members of the board of directors of any subsidiary of Reorganized Holdco shall be acceptable to the Supporting Common Interest Holders and the Required Consenting Term Lenders. On the Effective Date, the existing officers of the Debtors shall serve in their current capacities for the Reorganized Debtors. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the Reorganized Holdco Board and any Person proposed to serve as an officer of Reorganized Holdco shall be disclosed at or before the Confirmation Hearing.

On the Effective Date, the MLP Board shall be reorganized (and all necessary documents executed) to provide the Supporting Common Interest Holders and Consenting Term Lenders with representation equal in number to such parties’ representation on the Reorganized Holdco Board; provided, however that the composition of the MLP Board shall comply in all respects with the MLP Organizational Documents, including with respect to independent directors.

The Debtors shall purchase, on or before the Effective Date, and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Effective Date on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an aggregate limit of liability of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement.

N.	Management Incentive Plan

On the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan. Confirmation shall be deemed approval of the Management Incentive Plan, without any further action or approval required by the Bankruptcy Court.

O.	Incentive Plans and Employee and Retiree Benefits

Except as otherwise provided herein, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Holdco Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (a) amend, adopt, assume, and/or honor in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (b) honor, in the

24

ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the following: (a) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date; and (b) all Causes of Action that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein or in the DIP Facility Order. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

Q.	Restructuring Transactions

On or after the Confirmation Date, or as soon as reasonably practicable thereafter, the Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, consistent with and pursuant to the terms and conditions of the RSA, including: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the New Term Loan Agreement Documents; (e) the execution and delivery of the New Unsecured Notes Documents; (f) the issuance and distribution of the Reorganized Holdco Interests; and (g) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

25

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be deemed authorized and approved in all respects without the need for any further corporate action and without any further action by the Debtors or the Reorganized Debtors, as applicable. Such actions may include the following: (a) the adoption and filing of the Reorganized Holdco Organizational Documents; (b) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the Reorganized Holdco Board; (c) the authorization, issuance, and distribution of Reorganized Holdco Interests; (d) the adoption or assumption, as applicable, of Executory Contracts or Unexpired Leases; (e) the entry into the New Term Loan A Facility and the New Term Loan B Facility and the execution and delivery of the New Term Loan Agreement Documents, as applicable; (f) the issuance of the New Unsecured Notes and the execution and delivery of the New Unsecured Notes Documents; and (g) the adoption of a Management Incentive Plan on terms and conditions determined by the Reorganized Holdco Board in accordance with Article IV.N of the Plan.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors, the Supporting Common Interest Holders, the Required Consenting Term Lenders, and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

C.	Cure of Defaults and Objections to Cure and Assumption

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Solicitation Agent on or before 30 days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized

26

Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts, Intercompany Contracts, and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

F.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

G.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

27

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. A Distribution Date shall occur no less frequently than once in every 30 day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

C.	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Interests, as applicable, in a Class and paid to such holders under the Plan shall also be paid, in the applicable amounts, to any holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Interests in such Class.

28

D.	Delivery of Distributions

1.	Record Date for Distributions to Holders of Non-Publicly Traded Securities

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred and the Debtors have been notified in writing of such transfer less than 10 days before the Effective Date, the Distribution Agent shall make distributions to the transferee (rather than the transferor) only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims or Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. Notwithstanding anything to the contrary in the Plan, including this Article VI.D of the Plan, distributions under the Plan to holders of Revolving Facility Claims and Term Loan Facility Claims shall be made to, or to Entities at the direction of, the Holdings Credit Agreement Agent in accordance with the terms of the Plan and the Holdings Credit Agreement Documents. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

3.	Accrual of Dividends and Other Rights

For purposes of determining the accrual of distributions or other rights after the Effective Date, the Reorganized Holdco Interests shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distributions of the Reorganized Holdco Interests actually take place.

4.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

29

5.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

6.	Fractional, Undeliverable, and Unclaimed Distributions

(a)	Fractional Distributions. Whenever any distribution of fractional shares or units of the Reorganized Holdco Interests would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest share (up or down), with half shares or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(b)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim or Interest is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until the Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article VI.D.6.(c) of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(c)	Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is Reorganized Holdco Interests, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

7.	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI.D.7 shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

E.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim

30

and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

F.	Setoffs

Except with respect to the Term Loan Facility Claims, Revolving Facility Claims, DIP Facility Claims, or as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder. In no event shall any holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

G.	Allocation Between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

31

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims Process

Except as otherwise provided herein, if a party files a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan. For the avoidance of doubt, there is no requirement to file a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan. Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.P of the Plan.

C.	Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	No Interest

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

E.	Disallowance of Claims and Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

32

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Merger, the Drop-Down Transaction, the 2015 Letter, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Commitment Letter, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) any claims or Causes of Action related to the MLP Credit Facilities.

C.	Releases by Holders of Claims and Interests

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts,

33

intercompany transactions, the Merger, the Drop-Down Transaction, the 2015 Letter, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Commitment Letter, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, the Commitment Letter, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) any claims or Causes of Action related to the MLP Credit Facilities.

D.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

34

F.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Recoupment

In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

H.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant holder of a Claim has filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

J.	Release of Liens

Except (a) with respect to the Liens securing (i) the New Term Loan B Facility, (ii) the New Term Loan A Facility, and (iii) Other Secured Claims (depending on the treatment of such Claims), or (b) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

K.	Indemnification of Holders of Holdings Interests

If the Bankruptcy Court modifies the Plan in a way that affects the releases or exculpation granted to EIG, Tailwater, and/or Southcross Energy, LLC, as holders of Holdings Interests, under Article VIII of the Plan, the Debtors or Reorganized Debtors, as applicable, shall indemnify such holders of Holdings Interests, including with respect to the cost of defense and any liability, for any Cause of Action from which such holders of Holdings Interests would have been released or exculpated absent such Plan modification. Such indemnification obligation in favor of such holders of Holdings Interests shall be (i) on terms and with documentation acceptable to the Debtors, such holders of Holdings Interests, the Required Consenting Term Lenders, and the Required Consenting Revolving Lenders, each in their sole discretion, and (ii) secured by substantially the same collateral as the New Term Loan A Facility and New Term Loan B Facility and such security interest shall be junior in priority to the New Term Loan A Facility and senior in Priority to the New Term Loan B Facility.

35

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

1.	the Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance acceptable to the Debtors, the Supporting Common Interest Holders, and the Required Consenting Term Lenders (and (a) acceptable to the Required Consenting Revolving Lenders solely with respect to provisions relating to their treatment or rights; and (b) reasonably acceptable to the Supporting Class B Interest Holders solely with respect to (i) their treatment under Article III.B.9 of the Plan and (ii) any action that affects the releases granted under Article VIII of the Plan in a way that would render the releases granted to any Released Party affiliated with the Supporting Class B Interest Holders not commensurate with those granted to the other Released Parties), and shall:

(a)	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize the Debtors, as applicable or necessary, to: (1) implement the Restructuring Transactions, including all Restructuring Transactions related the Equity Investment and more specifically described in Articles II.B and IV.C of the Plan; (2) distribute the New Term Loan B Facility, the New Term Loan A Facility, and the Reorganized Holdco Interests pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (3) make all distributions and issuances as required under the Plan, including cash, the New Term Loan B Facility, the New Term Loan A Facility, and the Reorganized Holdco Interests; and (4) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Management Incentive Plan;

(d)	authorize the implementation of the Plan in accordance with its terms; and

(e)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax (including, any mortgages or security interest filing to be recorded or filed in connection with the New Term Loan A Facility and the New Term Loan B Facility, as applicable); and

2.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

36

3.	the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the RSA and the Plan and shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Supporting Common Interest Holders and the Required Consenting Term Lenders (and solely with respect to provisions relating to their treatment or rights, reasonably acceptable to the Required Consenting Revolving Lenders);

4.	the MLP Entities shall have paid in full the MLP PIK Notes, including all accrued fees and interest, or otherwise satisfied all obligations arising thereunder;

5.	all Professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court;

6.	all reasonable and documented fees and expenses of the Supporting Common Interest Holders, in their capacities as such and as the DIP Facility Lenders, and the Consenting Creditors (including legal and financial and any other special advisors retained by the Consenting Creditors either before or during the Chapter 11 Cases) shall have been paid according to the terms of the RSA and DIP Facility as approved by the Bankruptcy Court; and

7.	the Debtors shall have implemented the Restructuring Transactions, including all Restructuring Transactions related to the Equity Investment and more specifically described in Articles II.B and IV.C of the Plan, the Management Incentive Plan, and all transactions contemplated by the RSA, in a manner consistent in all respects with the RSA and the Plan and, without limiting any definition contained in Article I.A of the Plan or other provision of the Plan, according to documentation acceptable to the Debtors and reasonably acceptable to the Supporting Common Interest Holders and the Required Consenting Term Lenders (and solely with respect to provisions relating to their treatment or rights, reasonably acceptable to the Required Consenting Revolving Lenders).

B.	Waiver of Conditions Precedent

The Debtors, with the prior written consent of the Supporting Common Interest Holders and Required Consenting Creditors (and solely with respect to provisions relating to their treatment or rights, with the consent of the Required Consenting Revolving Lenders), may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan.

C.	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

37

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Effective as of the date hereof, (a) the Debtors, with the consent of the Supporting Common Interest Holders and the Required Consenting Creditors (and (a) the consent of the Required Consenting Revolving Lenders solely with respect to provisions relating to their treatment or rights; and (b) the consent of the Supporting Class B Interest holders solely with respect to (i) their treatment under Article III.B.9 of the Plan, (ii) any action that affects the releases granted under Article VIII of the Plan in a way that would render the releases granted to any Released Party affiliated with the Supporting Class B Interest Holders not commensurate with those granted to the other Released Parties, and (iii) any consent, observation or approval rights of the Supporting Class B Interest Holders set forth in Articles III.H, IX.A.1, X.A and XII.J of the Plan), reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein; and (b) after the entry of the Confirmation Order, the Debtors, with the consent of the Supporting Common Interest Holders and Required Consenting Creditors (and (a) the consent of the Required Consenting Revolving Lenders solely with respect to provisions relating to their treatment or rights; and (b) the consent of the Supporting Class B Interest holders solely with respect to (i) their treatment under Article III.B.9 of the Plan, (ii) any action that affects the releases granted under Article VIII of the Plan in a way that would render the releases granted to any Released Party affiliated with the Supporting Class B Interest Holders not commensurate with those granted to the other Released Parties, and (iii) any consent, observation or approval rights of the Supporting Class B Interest Holders set forth in Articles III.H, IX.A.1, X.A and XII.J of the Plan) or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, to remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Withdrawal of Plan

The Debtors, subject to and in accordance with the RSA, reserve the right to withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

38

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.E.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

39

15. enforce all orders previously entered by the Bankruptcy Court; and

16. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the RSA. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

D.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Southcross Holdings LP
1717 Main Street
Dallas, Texas, 75201
Attn: General Counsel

40

Proposed Counsel to Debtors	Kirkland & Ellis LLP
Kirkland & Ellis International LLP
300 North LaSalle
Chicago, Illinois 60654
Attn.: Anup Sathy, P.C.
Chad J. Husnick
Emily E. Geier

United States Trustee	Office of the United States Trustee
for the District of [District of Delaware/Southern
District of Texas - Corpus Christi Division]
[•]
[•]
Attn.: [•]

G.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the RSA, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://dm.epiq11.com/Southcross or the Bankruptcy Court’s website at [•]. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

J.	Non-Severability

Except as set forth in Article VIII.K of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors, Supporting Common Interest Holders, and the Required Consenting Term Lenders (and (a) without the consent of the Required Consenting Revolving Lenders solely with respect to provisions relating to their treatment or rights; and (b) without the consent of the Supporting Class B Interest holders solely with respect to (i) their treatment under Article III.B.9 of the Plan, (ii) any action that affects the releases granted under Article VIII of the Plan in a way that would render the releases granted to any Released Party affiliated with the Supporting Class B Interest Holders not commensurate with those granted to the other Released Parties, and (iii) any consent, observation or approval rights of the Supporting Class B Interest Holders set forth in Articles III.H, IX.A.1, X.A and XII.J of the Plan), consistent with the terms set forth herein; and (c) nonseverable and mutually dependent.

41

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the RSA, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

[Remainder of page intentionally left blank.]

42

SOUTHCROSS HOLDINGS LP
By: SOUTHCROSS HOLDINGS GP LLC, its general partner

on behalf of itself and all other Debtors

Bret M. Allan
Senior Vice President & Chief Financial Officer
1717 Main Street, Suite 5200
Dallas, Texas, 75201

IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS CORPUS CHRISTI DIVISION

§
In re:	§	Chapter 11
§
SOUTHCROSS HOLDINGS LP, et a1.,[1]	§	Case No. 16-20111 (MI)
§
Debtors.	§	(Jointly Administered)
§

ORDER APPROVING THE DEBTORS’

DISCLOSURE STATEMENT FOR, AND CONFIRMING,

THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN

The above-captioned debtors (collectively, the “Debtors”) having:

a.	distributed, on or about March 21, 2016 (i) the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 24] (as modified, amended, or supplemented from time to time, the “Plan”), (ii) the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 25] (the “Disclosure Statement”), and (iii) ballots for voting on the Plan to holders of Claims and Interests[2] entitled to vote on the Plan, namely holders of Class 3 Revolving Facility Claims, Class 4 Term Loan Facility Claims, and Class 9 Holdings Class B Interests, in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101-1532. (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”);

b.	commenced, on March 27, 2016 (the “Petition Date”), these chapter 11 cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Southcross Holdings LP (7700); Frio LaSalle GP, LLC (9882); Frio LaSalle Pipeline, LP (9792); Southcross Holdings Borrower GP LLC (6790); Southcross Holdings Borrower LP (6880); Southcross Holdings GP LLC (2020); Southcross Holdings Guarantor GP LLC (6523); Southcross Holdings Guarantor LP (6622); TexStar Midstream GP, LLC (7001); TexStar Midstream Services, LP (7100); TexStar Midstream T/U GP, LLC (3754); and TexStar Midstream Utility, LP (3706). The location of the Debtors’ service address is: 1717 Main Street, Dallas, Texas, 75201.
[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article II.B of the Plan apply.

c.	filed,[3] on March 28, 2016, the Plan and the Disclosure Statement;

d.	filed, on March 28, 2016, the Emergency Motion of Southcross Holdings LP, et al., for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing a Plan and Disclosure Statement Objection Deadline and Related Procedures, (III) Approving the Solicitation Procedures, (IV) Approving the Confirmation Hearing Notice, (V) Directing that a Meeting of Creditors Need Not Be Convened, and (VI) Shortening the Notice Requirements Related Thereto [Docket No. 10] (the “Scheduling Motion”);

e.	filed, on March 28, 2016, the Declaration of Jane Sullivan on Behalf of Epiq Bankruptcy Solutions, LLC Regarding Service of Solicitation Packages and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 58], which detailed the results of the Plan voting process (the “Final Voting Report”);

f.	filed, on March 28, 2016, the Declaration of Jason Feintuch in Support of Chapter 11 Petitions and Certain First Day Motions [Docket No. 7] and the Declaration of Jeffery J. Stegenga in Support of Chapter 11 Petitions and First Day Motions [Docket No. 8] (collectively, the “First Day Declarations”), detailing the facts and circumstances of these chapter 11 cases;

g.	filed, on March 29, 2016, the Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (II) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (III) Objection Deadlines, and Summary of the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 84] (the “Confirmation Hearing Notice”), which contained notice of the commencement of these chapter 11 cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Confirmation Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement;

h.	filed, on March 30, 2016, the Affidavit of Service of the Confirmation Hearing Notice [Docket No. 90] (the “Confirmation Hearing Notice Affidavit”);

i.	published, on April 4, 2016, in the Wall Street Journal (National Edition) and the Dallas Morning News, as evidenced by the Affidavit of Publication [Docket No. 159], (together with the Confirmation Hearing Notice Affidavit (as defined below), the “Affidavits”), the Confirmation Hearing Notice, consistent with the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing a Plan and Disclosure Statement Objection Deadline and Related Procedures, (III) Approving the Confirmation Hearing Notice, and (IV) Contingently Shortening the Notice Requirements Related Thereto [Docket No. 75] (the “Scheduling Order”);

[3]	Unless otherwise indicated, use of the term “filed” herein refers also to the service of the applicable document filed on the docket in these chapter 11 cases, as applicable.

j.	filed, on April 4, 2016, the Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 147] (as modified, amended, or supplemented from time to time, the “Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”);

k.	filed, on April 10, 2016, the Supplemental Declaration of Jane Sullivan on Behalf of Epiq Bankruptcy Solutions, LLC Regarding Service of Solicitation Packages and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 164], which accounts for ballots received after the Voting Deadline (the “Supplemental Voting Report,” and together with the Final Voting Report, the “Voting Reports”);

1.	filed, on April 10, 2016, the Debtors’ Memorandum of Law of Southcross Holdings LP, et al., in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 166] (the “Confirmation Brief), which includes (i) the Declaration of Edgar W. Mosley in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan (the “Mosley Declaration”); (ii) the Declaration of William H. Hardie, III in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan (the “Hardie Declaration”) and (iii) the Declaration of Charles H. Cremens, Disinterested Board Member of Southcross Holdings GP LLC, in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan (the “Cremens Declaration,” and together with the Mosley Declaration and the Hardie Declaration, the “Declarations”);

m.	filed, on April 10, 2016, the Notice of Technical Modifications to Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 170]; and

n.	operated their businesses and managed their properties during these chapter 11 cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

a.	entered, on March 29, 2016, the Scheduling Order;

b.	set April 11, 2016, at 11:00 a.m. (prevailing Central Time), as the date and time for the Confirmation Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, as set forth in the Scheduling Order;

c.	reviewed the Plan, the Disclosure Statement, the Scheduling Motion, the Plan Supplement, the Confirmation Brief, the Declarations, the Voting Reports, the Confirmation Hearing Notice, the Affidavits, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation, including all objections, statements, and reservations of rights;

d.	held the Confirmation Hearing;

e.	heard the statements and arguments made by counsel with respect to the approval of the remaining relief requested in the Scheduling Motion, including the approval of the Solicitation Procedures and the Confirmation Schedule;

f.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

g.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation.

NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.

1. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.	Jurisdiction, Venue, and Core Proceeding.

2. The Court has jurisdiction over these chapter 11 cases pursuant to section 1334 of title 28 of the United States Code. The Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code. Approval of the Disclosure Statement, including associated solicitation procedures, and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of title 28 of the United States Code.

C.	Eligibility for Relief.

3. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of these Chapter 11 Cases.

4. On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order Directing Joint Administration of Chapter 11 Cases [Docket No. 27], these chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these chapter 11 cases. No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code in these chapter 11 cases.

E.	Burden of Proof—Confirmation of the Plan.

5. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation. In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.

F.	Notice.

6. As evidenced by the Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, the Plan, and the Confirmation Hearing, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, has been provided to: (a) the Office of the United States Trustee for the Southern District of Texas; (b) the holders of the 20 largest unsecured claims against the Debtors (on a consolidated basis); (c) UBS AG, Stamford Branch, as administrative and collateral agent under the Holdings Credit Agreement and counsel thereto; (d) counsel to the ad hoc group of holders of term loan claims under the Holdings Credit Agreement; (e) counsel to the holders of certain claims under the Holdings Credit Agreement; (f) the holders of Class A units of Holdings LP and counsel thereto; (g) the holders of Class B units of Holdings LP and counsel thereto; (h) Southcross Energy Partners GP, LLC and counsel thereto; (i) Southcross Energy Partners, L.P., and counsel thereto; (j) the agent for the debtor-in-possession financing facility and counsel thereto; (k) the United States Attorney’s Office for the Southern District of Texas; (1) the Internal Revenue Service; (m) the Environmental Protection Agency; (n) the office of the attorneys general for the states in which the Debtors operate; (o) the Securities and Exchange Commission; and (p) any party that has requested notice pursuant to Bankruptcy Rule 2002; (the parties identified in clauses (a) through (p), collectively, the “Core Notice Parties”). Given the expedited nature of these chapter 11 cases, the Debtors have gone to great lengths to ensure that all parties in interest received sufficient due process. In addition to formal service via overnight delivery, the Debtors have worked their way through each impaired creditor class to flush out the non-voting parties and verify that those parties received notice and did not have any objections to confirmation of the Plan, on due process grounds or otherwise. As a direct result of these efforts, 100% of impaired creditors have either: (a) signed the RSA (and subsequently voted in favor of the plan); (b) actually cast a vote on the Plan (either to accept or reject); or (c) received actual notice of the Disclosure Statement and Plan and provided no indication that they object to confirmation of the Plan on due process grounds. Further, the Confirmation Hearing Notice was published in the Wall Street Journal (National Edition) and the Dallas Morning News on April 4, 2016 in compliance with the Scheduling Order and Bankruptcy Rule 2002(1). Such notice was adequate and sufficient under the facts and circumstances of these chapter 11 cases pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002 and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

G.	Disclosure Statement.

7. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

H.	Ballots.

8. The Classes of Claims and Interests entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) are set forth below:

Class	Designation
3	Revolving Facility Claims
4	Term Loan Facility Claims
9	Holdings Class B Interests

9. The ballots the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Classes adequately addressed the particular needs of these chapter 11 cases and were appropriate for holders in the Voting Classes to vote to accept or reject the Plan.

I.	Solicitation.

10. As described in the Final Voting Report, the solicitation of votes on the Plan complied with the solicitation procedures set forth in the Scheduling Motion (the “Solicitation Procedures”), was appropriate and satisfactory based upon the circumstances of these chapter 11 cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and any other applicable rules, laws, and regulations, including any applicable registration requirements under the Securities Act, and any exemptions from registration under Blue Sky requirements.

11. As described in the Final Voting Report and the Declarations, as applicable, prior to the Petition Date, the Plan, the Disclosure Statement, and the ballots (collectively, the “Solicitation Packages”), and, following the Petition Date, the Confirmation Hearing Notice, were transmitted and served, including to all holders in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Scheduling Order, and any applicable nonbankruptcy law. Transmission and service of the Solicitation Packages and the Confirmation Hearing Notice were timely, adequate, and sufficient under the facts and circumstances of these chapter 11 cases. No further notice is required.

12. As set forth in the Final Voting Report, the Solicitation Packages were distributed to holders in the Voting Classes that held a Claim or Interest as of March 8, 2016 (the date specified in such documents for the purpose of the solicitation). The establishment and notice of the Voting Record Date were reasonable and sufficient.

13. The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for holders in the Voting Class to make an informed decision to accept or reject the Plan. Even so, the Debtors will include all ballots received after the Voting Deadline in the final tabulation of votes.

14. Under section 1126(f) of the Bankruptcy Code, holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), and Class 5 (General Unsecured Claims) (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively presumed to have accepted the Plan. Also, the Debtors were not required to solicit votes from the holders, if any, of Claims and Interests in Class 10 (Holdings Interests), and Class 11 (Section 510(b) Claims), which were deemed to reject the Plan (collectively, the “Deemed Rejecting Classes”). Holders of Claims and Interests in Class 6 (Debtor Intercompany Claims), Class 7 (Non-Debtor Intercompany Claims), and Class 8 (Interests in Debtors other than Holdings GP and Holdings) are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan. Nevertheless, the Debtors served holders of all non-voting Claims and Interests with the Plan.

J.	Voting.

15. As evidenced by the Voting Reports, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement, and any applicable nonbankruptcy law, rule, or regulation.

K.	Plan Supplement.

16. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, and only consistent therewith, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date. The Core Notice Parties and holders of Claims and Interests were provided due, adequate, and sufficient notice of the Plan Supplement.

L.	Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

17. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i)	Proper Classification—Sections 1122 and 1123.

18. The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into 11 Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii)	Specified Unimpaired Classes—Section 1123(a)(2).

19. The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies that Claims, as applicable, in the following Classes (the “Unimpaired Classes”) are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Designation
1	Other Secured Claims

2	Other Priority Claims

5	General Unsecured Claims

6	Debtor Intercompany Claims (to the extent reinstated)

7	Non-Debtor Intercompany Claims (to the extent reinstated)

8	Interests in Debtors other than Holdings GP and Holdings (to the extent reinstated)

20. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, DIP Facility Claims, Professional Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

(iii)	Specified Treatment of Impaired Classes—Section 1123(a)(3).

21. The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and describes the treatment of such Classes:

Class	Designation
3	Revolving Facility Claims

4	Term Loan Facility Claims

6	Debtor Intercompany Claims (to the extent cancelled)

7	Non-Debtor Intercompany Claims (to the extent cancelled)

8	Interests in Debtors other than Holdings GP and Holdings (to the extent cancelled)

9	Holdings Class B Interests

10	Holdings Interests

11	Section 510(b) Claims

(iv)	No Discrimination—Section 1123(a)(4).

22. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

(v)	Adequate Means for Plan Implementation—Section 1123(a)(5).

23. The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including regarding: (a) the issuance and distribution of the Reorganized Holdco Interests; (b) the Reorganized Debtors’ entry into the New Term Loan A Facility and New Term Loan B Facility; (c) the issuance of the New Unsecured Notes; (d) the Capital Equity Investment to Reorganized Holdco; (e) the assumption of all Non-Debtor Intercompany Claims, Intercompany Contracts, and other pre-Petition Date agreements and arrangements by and among the Debtors and the MLP Entities; (f) authorization of the Debtors and/or Reorganized Debtors to take all actions necessary to effectuate the Plan, including those actions necessary to effect the Restructuring Transactions; (g) authorization of the adoption and implementation of the Management Incentive Plan; (h) authorization of the adoption of and entry into the Reorganized Holdco Organizational Documents; (i) cancellation of existing securities and agreements, and the surrender of existing securities (except as otherwise provided in the Plan); (j) cancellation of notes, instruments, Certificates and other documents, including the 2015 Letter; (k) settlement of Claims and Interests; (l) vesting of Estate assets in the Reorganized Debtors; (m) the vesting of certain Causes of Action in the Reorganized Debtors; and (n) the appointment of the members of the Reorganized Holdco Board and the officers, directors, and/or managers of each of the Reorganized Debtors.

(vi)	Voting Power of Equity Securities—Section 1123(a)(6).

24. The Debtors allege that they are exempt from the requirements of section 1123(a)(6) of the Bankruptcy Code because the Reorganized Debtors are not corporations. In any event, the formation documents of the limited liability agreements for the reorganized debtor comply with the prohibitions and requirements of § 1123(a)(6) in the event that they are “corporations” for the purposes of the Bankruptcy Code.

(vii)	Directors and Officers—Section 1123(a)(7).

25. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. In accordance with Article IV.M of the Plan, the identities of the members of the Reorganized Holdco Board and the officers, directors, and/or managers of each of the Reorganized Debtors are identified in Exhibit F of the Plan Supplement, which exhibit may be modified and/or supplemented prior to the Effective Date. The selection of the Reorganized Holdco Board and the officers, directors, and/or managers of each of the Reorganized Debtors is consistent with the interests of all holders of Claims and Interests, and public policy.

(viii)	Impairment / Unimpairment of Classes—Section 1123(b)(1).

26. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(ix)	Assumption—Section 1123(b)(2).

27. The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides for the assumption of the Debtors’ Executory Contracts and Unexpired Leases, and the payment of Cures, if any, related thereto, not previously assumed, assumed and assigned, or rejected during these chapter 11 cases under section 365 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases may include the assignment of certain of such contracts to Affiliates.

(x)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).

28. The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. In accordance with section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions, settlements, and other benefits provided under the Plan, except as stated otherwise in the Plan, the provisions of the Plan constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, subordination, and other legal rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The compromise and settlement of such Claims and Interests embodied in the Plan and reinstatement and unimpairment of other Classes identified in the Plan are in the best interests of the Debtors, the Estates, and all holders of Claims and Interests, and are fair, equitable, and reasonable.

29. Article VIII.B of the Plan describes certain releases granted by the Debtors (the “Debtor Releases”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Releases. Such releases are a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Interests. Also, the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by Article VIII.B of the Plan; (c) given, and made, after due notice and opportunity for hearing; and (d) a bar to any of the Debtors asserting any Claim or Cause of Action released by Article VIII.B of the Plan.

30. Article VIII.C of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”). The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Confirmation Hearing Notice sent to holders of Claims and Interests and published in the Wall Street Journal (National Edition) and the Dallas Morning News on April 4, 2016, and the ballots sent to all holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Release. Such release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all holders of Claims and Interests. Also, the Third-Party Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by the Third-Party Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

31. The exculpation, described in Article VIII.D of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated in these chapter 11 cases in good faith and is appropriately released and exculpated from any obligation, Cause of Action, or liability for any prepetition or postpetition act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors’ restructuring efforts, the RSA, these chapter 11 cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan or any contract, instrument, release, or other agreement or document created or entered into, in connection with, or pursuant to the RSA, the Disclosure Statement or the Plan, the filing of these chapter 11 cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan. The Exculpation, including its carve-out for gross negligence or willful misconduct, is consistent with established practice in this jurisdiction and others.

32. The injunction provision set forth in Article VIII.E of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Releases, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.

33. Article IV.P of the Plan appropriately provides that the Reorganized Debtors will retain, and may enforce, all rights to commence and pursue, as appropriate, any and all Causes of Action except for Causes of Action that have been expressly waived, settled, or otherwise released as provided in Article VIII of the Plan, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

34. The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.J of the Plan (the “Lien Release”) is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

(xi)	Additional Plan Provisions—Section 1123(b)(6).

35. The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

M.	Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

36. The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.	complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable nonbankruptcy law, rule and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

N.	Plan Proposed in Good Faith—Section 1129(a)(3).

37. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of these chapter 11 cases, the Plan, the RSA, the process leading to Confirmation, including the overwhelming support of holders of Claims and Interests for the Plan, and the transactions to be implemented pursuant thereto. These chapter 11 cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

O.	Payment for Services or Costs and Expenses—Section 1129(a)(4).

38. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these chapter 11 cases, or in connection with the Plan and incident to these chapter 11 cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

P.	Directors, Officers, and Insiders—Section 1129(a)(5).

39. The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. Article IV.M of the Plan, in conjunction with Exhibit F of the Plan Supplement, disclose the identity and affiliations of the individuals proposed to serve as the initial directors and officers of the Reorganized Debtors, and the identity and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtors. The proposed directors and officers for the Reorganized Debtors are qualified, and the appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of the holders of Claims and Interests and with public policy.

Q.	No Rate Changes—Section 1129(a)(6).

40. Section 1129(a)(6) of the Bankruptcy Code is not applicable to these chapter 11 cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

R.	Best Interest of Creditors—Section 1129(a)(7).

41. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced in the Declarations or at, prior to, or in connection with the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

S.	Acceptance by Certain Classes—Section 1129(a)(8).

42. The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 2, and 5 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Classes, Classes 3, 4, and 9, have voted to accept the Plan. Holders of Claims and Interests in Classes 6, 7, and 8 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan. However, holders of Claims or Interests in Classes 10 and 11, if any, receive no recovery on account of their Claims or Interests pursuant to the Plan and are deemed to have rejected the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

T.	Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

43. The treatment of Administrative Claims, DIP Facility Claims, Professional Claims, and Priority Tax Claims, under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

U.	Acceptance by At Least One Impaired Class—Section 1129(a)(10).

44. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Reports, the Voting Classes, each of which is impaired, voted to accept the Plan by the requisite numbers and amounts of Claims and Interests, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), specified under the Bankruptcy Code.

V.	Feasibility—Section 1129(a)(11).

45. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors at, or prior to, or in the Declarations filed in connection with, the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

W.	Payment of Fees—Section 1129(a)(12).

46. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article XII.C of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

X.	Continuation of Employee Benefits—Section 1129(a)(13).

47. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Article IV.O of the Plan provides that from and after the Effective Date, the payment of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, will continue in accordance with applicable law.

Y.	Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16).

48. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these chapter 11 cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

Z.	“Cram Down” Requirements—Section 1129(b).

49. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Classes have been deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to the Deemed Rejecting Classes. The Plan has been proposed in good faith, is reasonable and meets the requirements that (a) no Holder of any Claim or Interest that is junior to each such Class will receive or retain any property under the Plan on account of such junior Claim or Interest and (b) no Holder of a Claim in a Class senior to such Classes is receiving more than 100% on account of its Claim. Accordingly, the Plan is fair and equitable to all holders of Claims and Interests in the Deemed Rejecting Classes. Third, the Plan does not discriminate unfairly with respect to the Deemed Rejecting Classes because similarly situated creditors will receive substantially similar treatment on account of their Claims and Interests irrespective of Class. Further, the holders of Interests in Class 10 (i.e., Holdings’ Class A Interests) were party to the RSA and have unanimously agreed to their treatment under the Plan. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan. Section 1129(b) does not apply to the Revolving Facility Claims, the Term Loan Facility Claims, or the Holdings Class B Interests because the holders of such Claims and Interests have voted to accept the Plan in sufficient number and in sufficient amount to constitute an accepting class under the Bankruptcy Code.

AA.	Only One Plan—Section 1129(c).

50. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of these chapter 11 cases.

BB.	Principal Purpose of the Plan—Section 1129(d).

51. The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

CC.	Good Faith Solicitation—Section 1125(e).

52. The Debtors, the Holdings Credit Agreement Agent, the Term Lenders, the Revolving Lenders, the DIP Facility Lenders, the DIP Facility Agent, the New Term Loan A Lenders, the New Term Loan B Lenders, the New Term Loan Agent, the parties to the RSA, and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to support and consummation of the Plan, including the execution, delivery, and performance of the RSA, the extension of financing under the New Term Loan A Facility and the New Term Loan B Facility and the New Term Loan Agreement Documents and the Capital Equity Investment, and solicitation of acceptances of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

DD.	Satisfaction of Confirmation Requirements.

53. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

EE.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

54. Each of the conditions precedent to the Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.

FF.	Implementation.

55. All documents necessary to implement the Plan and all other relevant and necessary documents (including the New Term Loan Agreement and the Reorganized Holdco Organizational Documents) have been negotiated in good faith and at arm’s length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and shall not be in conflict with any federal or state law.

GG.	Disclosure of Facts.

56. The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the the New Term Loan Agreement and the Reorganized Holdco Organizational Documents, and the fact that each applicable Debtor will emerge from its chapter 11 case as a validly existing limited liability company, partnership, or other form, as applicable, with separate assets, liabilities, and obligations.

HH.	Good Faith.

57. The Debtors, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to reorganize the Debtors’ businesses and effect the New Term Loan Agreement and the Reorganized Holdco Organizational Documents, and the other Restructuring Transactions.

II.	Essential Element of the Plan.

58. The New Term Loan A Facility and New Term Loan B Facility are essential elements of the Plan, and entry into the New Term Loan Agreement Documents is in the best interests of the Debtors, their Estates, and their creditors. The Debtors have exercised sound business judgment in deciding to enter into the New Term Loan A Facility and New Term Loan B Facility and have provided adequate notice thereof. The New Term Loan A Facility and New Term Loan B Facility have been negotiated in good faith and at arm’s length among the Debtors and the lenders thereto, and any credit extended and loans made to the Reorganized Debtors by the New Term Loan Lenders pursuant to the New Term Loan A Facility and New Term Loan B Facility, as applicable, and any fees paid thereunder are deemed to have been extended, issued, and made in good faith.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1. Disclosure Statement. The Disclosure Statement is approved in all respects.

2. Ballots. The forms of ballots attached to the Scheduling Motion as Exhibits 3, 4, and 5, are approved.

3. Solicitation Procedures. The Solicitation Procedures utilized by the Debtors for distribution of the Solicitation Packages, as set forth in the Scheduling Motion in soliciting acceptances and rejections of the Plan satisfy the requirements of the Bankruptcy Code and the Bankruptcy Rules and are approved.

4. Tabulation Procedures. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Scheduling Motion, the Voting Reports, and the ballots are approved. Additionally, the Debtors are authorized to include all ballots received after the Voting Deadline in the final tabulation of votes.

5. Confirmation Schedule. The Confirmation Schedule as set forth in the Scheduling Motion, including the shortened notice related thereto, is approved in all respects.

6. Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order.

7. Objections. All objections and all reservations of rights pertaining to Confirmation or approval of the Disclosure Statement that have not been withdrawn, waived, or settled are overruled on the merits.

8. Plan Modifications. Subsequent to filing the Plan on March 28, 2016, the Debtors made certain technical modifications to the Plan (the “Plan Modifications”). The Plan Modifications comply with the requirements under the RSA and do not materially adversely affect the treatment of any Claim or Interest under the Plan. After giving effect to the Plan Modifications, the Plan continues to satisfy the requirements of sections 1122 and 1123 of the Bankruptcy Code. The filing with the Court on April 10, 2016, of the Plan Modifications and the disclosure of the Plan Modifications on the record at the Confirmation Hearing constitute due and sufficient notice thereof. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

9. Deemed Acceptance of Plan. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified by the Plan Modifications. No holder of a Claim or Interest shall be permitted to change its vote as a consequence of the Plan Modifications.

10. No Action Required. No action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the New Term Loan Agreement and the Reorganized Holdco Organizational Documents, and the appointment and election of the members of the Reorganized Holdco Board and the officers, directors, and/or managers of each of the Reorganized Debtors.

11. Binding Effect. Upon the occurrence of the Effective Date, the terms of the Plan are immediately effective and enforceable and deemed binding on the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (regardless of whether such holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

12. Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, this Confirmation Order, or in any agreement, instrument, or other document incorporated in the Plan (including the New Term Loan Agreement and the Reorganized Holdco Organizational Documents), on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

13. Effectiveness of All Actions. All actions contemplated by the Plan, including all actions in connection with the New Term Loan Agreement and the Reorganized Holdco Organizational Documents, are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, managers, members, or equity holders of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or equity holders.

14. Restructuring Transactions. The Debtors or Reorganized Debtors, as applicable, are authorized to enter into and effectuate the Restructuring Transactions, including the entry into and consummation of the transactions contemplated by the New Term Loan Agreement and the Reorganized Holdco Organizational Documents, and may take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided in the Plan. Any transfers of assets or equity interests effected or any obligations incurred through the Restructuring Transactions are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance. Except as otherwise provided in the Plan, each Reorganized Debtor, as applicable, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, under the applicable law in the jurisdiction in which such applicable Debtor is incorporated or formed.

15. Cancellation of Notes, Instruments, Certificates, and Other Documents. On the Effective Date, except as otherwise provided herein or in the Plan, all notes, instruments, Certificates, and other instruments or documents, directly or indirectly, evidencing any Claim or Interest shall be deemed cancelled and the obligations of the Debtors or Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing holders of Allowed Claims to receive distributions under the Plan and (b) allowing and preserving the rights of the Term Loan Agent and any other Servicer, as applicable, to make distributions on account of Allowed Claims, as provided in the Plan or this Confirmation Order.

16. Distributions. The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety; provided, however, that notwithstanding anything to the contrary in the Plan, distributions under the Plan to each holder of a Term Loan Facility Claim shall be made by the Distribution Agent to, or to Entities at the direction of, such holder in accordance with the terms of the Plan; provided, further that the Distribution Agent shall not incur any liability whatsoever on account of any distributions under the Plan.

17. INTENTIONALLY OMITTED.

18. Preservation of Rights of Action. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, as set forth in the Plan. The Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Debtors or Reorganized Debtors, as applicable, have advised the Court that they expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan or this Confirmation Order.

19. Subordination. Except as otherwise expressly provided in the Plan, this Confirmation Order, and any other order of the Court: (a) the classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; (b) all subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently; and (c) the distributions under the Plan to the holders of Allowed Claims and Interests will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

20. Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including the New Term Loan Agreement, or any other document executed in connection therewith, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Without limiting the foregoing, to the extent that any holder of a Secured Claim that has been satisfied or discharged pursuant to the Plan, or any agent for such holder, has filed or recorded any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or any such agent for such holder) shall be authorized to and shall execute such documents as may be reasonably requested by the Debtors or any of the Reorganized Debtors, at the sole expense of the Debtors or the Reorganized Debtors, as applicable, that are necessary to cancel and/or extinguish such Liens and/or security interests. Notwithstanding anything to the contrary herein or in the Plan, the Deposit Account Control Agreement dated August 15, 2014 among UBS AG, Stamford Brach, Wells Fargo Bank, National Association and certain of the Debtors shall remain in full force and effect in accordance with its terms for the benefit of the Secured Parties (as defined in the New Term Loan Agreement) and shall not be terminated pursuant to this Confirmation Order.

21. DIP Facility and Capital Equity Investment. As of the Effective Date, and subject to the terms, conditions, and priorities set forth in the DIP Facility Order, the DIP Facility Claims shall be deemed to be Allowed in the full amount due and owing under the DIP Facility. In full satisfaction of and in exchange for each DIP Facility Claim, each holder of a DIP Facility Claim shall receive its Pro Rata share of the DIP Equity Recovery. Such treatment shall render each DIP Facility Claim satisfied in full on the Effective Date, consistent with the terms of the DIP Facility Loan Agreement and the RSA. For the avoidance of doubt: (a) any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Facility Loan Agreement shall be satisfied in full upon the receipt of the DIP Equity Recovery by the holders of the DIP Facility Claims pursuant to Article II.B of the Plan; and (b) the accrual and satisfaction of such fees and interest shall not reduce in any way the Supporting Common Interest Holders’ obligations to fund the full amount of the Capital Equity Investment pursuant to the RSA and Article IV.C of the Plan. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, on the Effective Date the Debtors shall pay in Cash all accrued and unpaid reasonable and documented fees and expenses of the Supporting Common Interest Holders, in their capacities as such and as the DIP Facility Lenders, and the Consenting Creditors (including legal and financial and any other special advisors retained by the Consenting Creditors or Supporting Common Interest Holders either before or during the Chapter 11 Cases). On the Effective Date, and subject to the satisfaction of the conditions to the Effective Date, the Supporting Common Interest Holders shall make the following capital contributions to Reorganized Holdco: (a) EIG shall contribute an amount in cash equal to $85 million less its Pro Rata portion of any obligations then outstanding under the DIP Facility; and (b) Tailwater shall contribute an amount in cash equal to $85 million less its Pro Rata portion of any obligations then outstanding under the DIP Facility.

22. New Term Loan Facility. On the Effective Date, the Reorganized Debtors shall enter into the New Term Loan A Facility and the New Term Loan B Facility, on the terms set forth in the New Term Loan Agreement Documents. Upon entry of this Confirmation Order, the New Term Loan A Facility and the New Term Loan B Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith) shall be deemed approved, to the extent not approved by the Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Term Loan A Facility and the New Term Loan B Facility, including the New Term Loan Agreement Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications acceptable to the Required Consenting Term Lenders and Required Consenting Revolving Lenders and reasonably acceptable to the Supporting Common Interest Holders as the Reorganized Debtors may deem to be necessary to consummate the New Term Loan A Facility and the New Term Loan B Facility. For the avoidance of doubt, all Term Lenders and all Revolving Lenders are deemed to have entered into the New Term Loan Agreement.

23. The New Unsecured Notes. On the Effective Date, the Reorganized Debtors shall issue the New Unsecured Notes, consistent with the terms set forth in the New Unsecured Notes Documents. Upon entry of this Confirmation Order, the New Unsecured Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith) shall be deemed approved, to the extent not approved by the Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to issue the New Unsecured Notes, including the New Unsecured Notes Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications acceptable to the New Unsecured Noteholders as the Reorganized Debtors may deem to be necessary to consummate the New Unsecured Notes.

24. Reorganized Holdco Organizational Documents. The terms of the Reorganized Holdco Organizational Documents attached to the Plan Supplement as Exhibit C, are approved in all respects. The obligations of the applicable Reorganized Debtors related thereto, will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Court or the directors, officers, or equity holders of any of the Reorganized Debtors, each Reorganized Debtor, as applicable, will be and is authorized to enter into the Reorganized Holdco Organizational Documents and all related documents, to which such Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the Reorganized Holdco Organizational Documents; (b) perform all of its obligations under the

Reorganized Holdco Organizational Documents; and (c) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the Reorganized Holdco Organizational Documents. Notwithstanding anything to the contrary in this Confirmation Order or Article XI of the Plan, after the Effective Date, any disputes arising under the New Term Loan Agreement Documents, and the Reorganized Holdco Organizational Documents will be governed by the jurisdictional provisions therein.

25. Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019.

26. Assumption of Contracts and Leases. On the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, under section 365 of the Bankruptcy Code and the payment of Cures, if any, shall be paid in accordance with Article V.C. of the Plan. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. Each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11

Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to this Confirmation Order, and for which any Cure has been fully paid pursuant to Article V.C of the Plan shall be deemed satisfied as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

27. Indemnification. On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, or agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

28. Directors’ and Officers’ Liability Insurance. On or before the Effective Date, the Debtors shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Effective Date on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an aggregate limit of liability of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement.

29. Authorization to Consummate. The Debtors are authorized to consummate the Plan after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

30. Professional Compensation. All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Court Allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish and maintain in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. No funds in the Professional Fee Escrow Account shall be property of the Estates. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims have been paid will be turned over to the Reorganized Debtors. From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

31. Release, Exculpation, Discharge, and Injunction Provisions. The following release, exculpation, discharge, and injunction provisions set forth in Article VIII of the Plan are approved and authorized in their entirety, and such provisions are effective and binding on all parties and Entities to the extent provided therein.

a.	Discharge of Claims and Termination of Interests.

32. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

b.	Releases by the Debtors.

33. Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Merger, the Drop-Down Transaction, the 2015 Letter, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Commitment Letter, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the filing of the Chapter 11

Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) any claims or Causes of Action related to the MLP Credit Facilities.

c.	Releases by Holders of Claims and Interests.

34. As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Merger, the Drop-Down Transaction, the 2015 Letter, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Commitment Letter, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, the Commitment Letter, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) any claims or Causes of Action related to the MLP Credit Facilities.

d.	Exculpation.

35. Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

e.	Injunction.

36. Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

37. Compliance with Tax Requirements. Each holder of an Allowed Claim or Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations. The Debtors or Reorganized Debtors, and the Distribution Agent, as applicable, are authorized to take all actions necessary or appropriate to comply with applicable withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

38. Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the New Term Loan A Facility and the New Term Loan B Facility; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation of any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

39. Tax Claims. Notwithstanding anything to the contrary in the Plan or Disclosure Statement, the secured ad valorem tax claims (the “Tax Claims”) owed by the Debtors for any delinquent 2015 ad valorem property taxes shall be paid in cash and in full on the Effective Date, to the extent not already paid, in the amounts reflected on the tax rolls of the respective taxing entities (the “Taxing Entities”) as of the month of payment. The 2016 ad valorem taxes owed to the Taxing Entities shall be paid in the ordinary course of business and the Taxing Entities shall not be required to file a request for allowance and payment of its Claim. The Taxing Entities shall retain all liens until the applicable Tax Claims are paid in full. In the event of a Default in payment of the Tax Claims as herein provided, the affected Taxing Entity shall send written notice of default to the Debtors or Reorganized Debtors and their counsel. If the default is not cured within thirty (30) days after notice of the default is mailed, the Taxing Entity may proceed with state law remedies for collection of all amounts due under state law pursuant to the Texas Property Tax Code.

40. Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions, and this Confirmation Order.

41. Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Court that is in existence on the Confirmation Date shall remain in full force and effect until the Effective Date.

42. Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent and a Court order (and subject to such other consents and consultation rights set forth in the Plan) in accordance with the terms set forth in the Plan; and (c) nonseverable and mutually dependent.

43. Post-Confirmation Modifications. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan (subject to any applicable consents or consultation rights set forth therein) and the RSA. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X.A of the Plan.

44. Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

45. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

46. Exemption from Registration Requirements. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Reorganized Holdco Interests as contemplated by the Plan, shall be exempt from the registration requirements of section 5 of the Securities Act and any other available exemption from registration under the Securities Act, as applicable. In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan, including the Reorganized Holdco Interests, shall be freely transferable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; and (b) any other applicable regulatory approval.

47. Sanchez. Notwithstanding anything in the Plan, the Confirmation Order or the Bankruptcy Code, all rights of Sanchez Energy Corporation, SN Catarina, LLC, and SN Cotulla Assets, LLC (and any of their respective affiliates) (collectively “Sanchez”) under any of their respective contracts or agreements with Frio LaSalle Pipeline, LP, FL Rich Gas Services, LP and any of the Debtors are expressly reserved, including any rights of setoff or recoupment whether such rights relate to obligations or amounts owed under such contracts or agreements that arose prior to or after the Petition Date, and all rights of Frio LaSalle Pipeline, LP, FL Rich Gas Services, LP and any of the Debtors are likewise expressly reserved. Additionally, notwithstanding the procedures outlined in the Plan for establishing the proper Cure for assumed executory contracts, Sanchez and the Debtors acknowledge and agree that the parties’ rights are expressly reserved to adjust the Cure after the deadline to assert such Cure to the extent necessary.

48. Texas Comptroller of Public Accounts. Notwithstanding any term in the Plan or this Confirmation Order to the contrary: (i) the Texas Comptroller of Public Accounts’ (the “Comptroller”) setoff rights are preserved under section 553 of the Bankruptcy Code; (ii) any and all tax liabilities owed by Debtors to the Comptroller, including those resulting from audits, shall be determined, resolved, and paid when due under and in accordance with the laws of the State of Texas; (iii) all matters involving Debtors’ liabilities to the Comptroller shall be resolved in accordance with the processes and procedures provided by Texas law, including prosecution in Texas state courts; (iv) Debtors shall not request relief from this bankruptcy court with regard to any matters involving Debtors’ liabilities to the Comptroller; and (v) the bankruptcy shall have no effect on the Comptroller’s rights as to non-Debtor third parties.

49. Rowling Ranch. In each case with respect to and relating to Rowling Ranch East, LLC and its affiliates (“Rowling Ranch”), (i) neither the Plan nor the assumption and/or assignment of any executory contract may resurrect any interests or rights of the Debtors or Rowling Ranch if such rights or interests were terminated pre-bankruptcy; (ii) any assumption or assignment of the Debtors’ right(s)-of-way or easements(s) related to Rowling Ranch must be identified to Rowling Ranch as soon as reasonably practicable after the Effective Date; (iii) any such assignment shall remain subject to the terms of the interest assigned such that the Plan may not prime nor overrule Rowling Ranch’s rights, defenses, and claims under applicable state law regarding such assignment; and (iv) the Plan and Confirmation Order may not unilaterally prime nor overrule the jurisdiction of a Texas state court in determining the validity and/or expiration of certain interests, if any, in the pipeline at issue in the state court litigation between Rowling Ranch and certain of the Debtors.

50. Notices of Confirmation and Effective Date. The Reorganized Debtors shall serve notice of entry of this Confirmation Order, substantially in the form attached hereto as Exhibit A (the “Confirmation Order Notice”) in accordance with Bankruptcy Rules 2002 and 3020(c) on all holders of Claims and Interests and the Core Notice Parties within ten Business Days after the date of entry of this Confirmation Order. As soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall file notice of the Effective Date and shall serve a copy of the same on the above-referenced parties. The notice of the Effective Date may be included in the Confirmation Order Notice. Notwithstanding the above, no notice of Confirmation or Consummation or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. The above-referenced notices are adequate under the particular circumstances of these chapter 11 cases and no other or further notice is necessary.

51. Failure of Consummation. If the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims, Interests, or Causes of Action, (ii) prejudice in any manner the rights of any Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

52. Termination of the RSA. On the Effective Date, the RSA will terminate in accordance with Section 7.07 thereof.

53. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

54. Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

55. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

56. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

57. Effect of Conflict. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

58. Termination of Challenge Period. The Challenge Period (as defined in the Interim DIP Order) is terminated as of the date hereof, and the stipulations, admissions, findings, and release contained in the Interim DIP Order shall be binding on the Debtors’ estates and all parties in interest.

59. Caterpillar Financial Services Corporation. The Class 1 Other Secured Claim of Caterpillar Financial Services Corporation (“Caterpillar”) based on a Loan Agreement, Security Agreement, and two Promissory Notes made by the Debtor Texstar Midstream Services, LP, with a balance owed on the Petition Date of $285,678.06, secured by perfected security interests in eight Caterpillar compressors and other equipment shall be Reinstated and Caterpillar shall retain all liens on account of such Class 1 Other Secured Claim.

60. Final Order. This Confirmation Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

61. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these chapter 11 cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Court’s retention of jurisdiction shall not govern the enforcement of the New Term Loan A Facility, New Term Loan B Facility, or New Unsecured Notes or the documents executed in connection therewith or any liens, rights, or remedies related thereto except to the extent that this Confirmation Order has been vacated or reversed, but instead, such enforcement shall be governed as set forth in the New Term Loan A Facility, the New Term Loan B Facility, or the New Unsecured Notes, as applicable.

Houston Texas
Dated: April 11, 2016

THE HONORABLE MARVINISGUR
UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Proposed Confirmation Order Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

CORPUS CHRISTI DIVISION

§
In re:	§	Chapter 11
§
SOUTHCROSS HOLDINGS LP, et al.,[1]	§	Case No. 16-20111 (MI)
§
Debtors.	§	(Jointly Administered)
§
	§	Re: Docket No.

NOTICE OF (I) ENTRY OF ORDER APPROVING DISCLOSURE

STATEMENT FOR AND CONFIRMING DEBTORS’ JOINT PREPACKAGED

CHAPTER 11 PLAN AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on [        ], 2016, the Honorable Marvin Isgur, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), entered the Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. [        ]] (the “Confirmation Order”) confirming the Plan2 [Docket No. •] and approving the Disclosure Statement [Docket No. •] of the above-captioned debtors (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [            ], 2016.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order and the Plan are available for inspection. If you would like to obtain a copy of the Confirmation Order or the Plan, you may contact Epiq Bankruptcy Solutions, LLC, the notice, claims, and solicitations agent retained by the Debtors in these chapter 11 cases, by: (a) calling the Debtors’ restructuring hotline at (800) 708-8796; or (b) visiting the Debtors’ restructuring website at: http://dm.epiq11.com/Southcross. You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: www.txs.uscourts.gov.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Southcross Holdings LP (7700); Frio LaSalle GP, LLC (9882); Frio LaSalle Pipeline, LP (9792); Southcross Holdings Borrower GP LLC (6790); Southcross Holdings Borrower LP (6880); Southcross Holdings GP LLC (2020); Southcross Holdings Guarantor GP LLC (6523); Southcross Holdings Guarantor LP (6622); TexStar Midstream GP, LLC (7001); TexStar Midstream Services, LP (7100); TexStar Midstream T/U GP, LLC (3754); and TexStar Midstream Utility, LP (3706). The location of the Debtors’ service address is: 1717 Main Street, Dallas, Texas, 75201.
[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 62] (as modified, amended, and including all supplements, the “Plan”).

PLEASE TAKE FURTHER NOTICE that the Bankruptcy Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, the Distribution Agent, and any holder of a Claim or an Interest and such holder’s respective successors and assigns, whether or not the Claim or the Interest of such holder is Impaired under the Plan, and whether or not such holder voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

Dated: [ ], 2016

Zack A. Clement (Texas Bar No. 04361550)
ZACK A. CLEMENT PLLC
3753 Drummond
Houston, Texas 77025
	Telephone:	(832) 274-7629
	Email:	zack.clement@icloud.com

- and -

James H.M. Sprayregen, P.C.
Anup Sathy, P.C. (admitted pro hac vice)
Chad J. Husnick (admitted pro hac vice)
Emily E. Geier (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle
Chicago, Illinois 60654
	Telephone:	(312) 862-2000
	Facsimile:	(312) 862-2200
	Email:	james.sprayregen@kirkland.com
anup.sathy@kirkland.com
chad.husnick@kirkland.com
emily.geier@kirkland.com

Proposed Co-Counsel to the Debtors and Debtors in Possession

53